Exhibit 99.1

PRESS RELEASE

Contact:	Investors/Media:
Kite Realty Group Trust	John Waelti
Dan Sink	Financial Relations Board
Chief Financial Officer	(312) 640-6760
(317) 577-5609	jwaelti@financialrelationsboard.com
dsink@kiterealty.com

Kite Realty Group Trust Announces
Second Quarter 2006 Financial Results

Indianapolis, Indiana, August 7, 2006 – Kite Realty Group Trust (NYSE: KRG) today announced results for the quarter ended June 30, 2006.  Financial statements and exhibits attached to this release include results for the three and six months ended June 30, 2006 and June 30, 2005.

Second Quarter Highlights

•	Funds From Operations (FFO) for the quarter of $10.3 million, an increase of 27.8 percent over the same period in 2005

•	FFO of $0.28 per diluted share for the quarter

•	Total revenues of $30.9 million, an increase of 38.8 percent over the same period in 2005

•	Executed 33 new leases for approximately 129,000 square feet

•	Acquired three operating shopping centers in Naples, Florida for a total purchase price of $58 million (July 2006)

•	Board of Trustees declares quarterly dividend of $0.195 per common share, an increase of 4.0 percent over the prior quarter (August 2006)

Financial and Operating Results

For the three months ended June 30, 2006, Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, for the Kite Portfolio was $10.3 million, or $0.28 per diluted share, compared to $8.1 million, or $0.29 per diluted share, for the same period in 2005.  The average number of diluted shares and units outstanding was 37,318,081 for the quarter ended June 30, 2006 and 27,758,512 for the quarter ended June 30, 2005.  The Company’s allocable share of diluted FFO was $8.0 million for the three months ended June 30, 2006, compared to the Company’s allocable share of $5.6 million for the quarter ended June 30, 2005.

For the six months ended June 30, 2006, FFO for the Kite Portfolio was $20.1 million, or $0.54 per diluted share, compared to $15.6 million, or $0.57 per diluted share, for the same period in 2005.  The average number of diluted shares and units outstanding was 37,320,221 for the six months ended June 30, 2006 and 27,653,503 for the six months ended June 30, 2005.  The increased number of shares reflects the Company’s follow-on common stock offering in October 2005, the proceeds from which were used to finance development activities and pay down debt.  The Company’s allocable share of diluted FFO was $15.5 million for the six months ended June 30, 2006 compared with the Company’s allocable share of $10.9 million for the same period in 2005.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains (or losses) from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue for the second quarter of 2006 increased 38.8 percent to $30.9 million from $22.3 million for the same period in 2005.  The Company’s net income was $1.54 million for the second quarter of 2006, compared to $1.75 million for the second quarter of 2005.

The Company’s total revenue for the first six months of 2006 increased 43.1 percent to $59.4 million from $41.5 million for the same period in 2005.  The Company’s net income was $3.3 million for the first six months of 2006, compared to $3.6 million for the second quarter of 2005.

“We continue to maintain strong operating metrics during a period of significant growth for the Company, as evidenced by the 28 percent increase in FFO year over year,” said John A. Kite, President and Chief Executive Officer.  “We are also pleased with the high-quality operating properties and development parcels that we have acquired in recent months.  These properties are all located in high-growth, affluent areas and will further diversify and enhance our portfolio.”

Operating Portfolio

As of June 30, 2006, the Company owned interests in 43 retail operating properties totaling approximately 7.3 million square feet, including its Traders Point II property, which was added to the operating portfolio in June 2006.  The owned gross leasable area (GLA) in the Company’s retail operating portfolio was 93.0 percent leased at quarter end, compared to 93.8 percent leased as of June 30, 2005.  The decline from the prior year is largely attributable to the termination of the Company’s lease with Winn-Dixie, which is discussed in more detail below.  In addition, the Company owned four commercial operating properties totaling 562,652 square feet and a related parking garage.  As of June 30, 2006, the owned net rentable area of the commercial operating portfolio was 96.9 percent leased, compared to 97.7 percent leased as of June 30, 2005.

On May 18, 2006, the Company terminated its lease with Winn-Dixie at its Shops at Eagle Creek property in Naples, Florida.  The Company paid Winn-Dixie $1.35 million to acquire the lease in a bankruptcy auction and subsequently terminated the lease.  Discussions are underway with several potential replacement tenants for the 51,703 square-foot space.

On June 30, 2006, the Company terminated its lease with Marsh Supermarkets at its Naperville, Illinois development property and simultaneously sold the asset to suburban Chicago-based Caputo’s Fresh Markets.  The land and building were sold for gross proceeds (including a termination payment) of $14 million, of which approximately $11.6 million was used to pay off related debt.  The sale resulted in a net loss of approximately $458,000 after income taxes.  The Company retained the remainder of the Naperville Marketplace property.

Development Activities

As of June 30, 2006, the Company owned interests in 11 retail properties under development that are expected to total about 1.5 million square feet.  Approximately 820,000 square feet are anticipated to be owned by the Company or located on land owned by the Company and ground leased to tenants.  The remaining square footage will be owned by anchor tenants upon completion of the developments.  The total estimated cost of these projects is $150 million, of which approximately $94 million had been incurred as of June 30, 2006.  Approximately 67 percent of the owned GLA at properties in the development pipeline is currently leased or in various stages of lease negotiations.

During the second quarter of 2006, the Company executed 33 new leases for 129,452 square feet of GLA.

On April 3, 2006, the Company acquired Kedron Village, a community shopping center under construction in Peachtree City, Georgia, a suburb of Atlanta.  The center is currently 82 percent pre-leased.  The contract price for Kedron Village was $36.9 million, of which $22 million was paid at the initial funding.  The remaining purchase price was paid on July 31, 2006.  Currently, the center’s four anchors (Target, Bed Bath & Beyond, Ross Dress For Less and PETCO) are open for business.

On April 28, 2006, the Company contributed cash of $7.25 million for a 60 percent interest in a joint venture that acquired approximately 14 acres of land in Oldsmar, Florida, a suburb of Tampa.  This development is projected to include approximately 74,500 square feet of Company-owned GLA and three outparcels.  The project will be anchored by a big-box retailer.  Construction on this center is expected to commence in the third quarter of 2006.

Subsequent Events

On July 6, 2006, the Company acquired three shopping centers in Naples, Florida, for a total purchase price of $58 million, or an average of $182 per square foot, in an off-market transaction.

•

Courthouse Shadows Shopping Center is a 134,667 square-foot neighborhood shopping center anchored by Albertson’s and Office Max.  The property is located at U.S. 41 East and Peter Street in Naples, Florida.  Courthouse Shadows is currently 100 percent leased.

•

Pine Ridge Shopping Center is a 258,890 square-foot regional shopping center anchored by Publix, a non-owned Target, and a non-owned Bealls.  The Company acquired 105,515 square feet at Pine Ridge Shopping Center.  The property is located at the southwest corner of Pine Ridge Road and Airport Pulling Road in Naples, Florida.  Pine Ridge is currently 100 percent leased.

•

Riverchase Shopping Center is a 78,340 square-foot neighborhood shopping center anchored by Publix and Blockbuster.  The property is located at the northeast corner of U.S. 41 North and Immokalee Road in Naples, Florida.  Riverchase is currently 100 percent leased.

On July 14, 2006, the Company acquired approximately 100 acres in Cary, North Carolina for $35.6 million.  The site is in the middle of the “Triangle” of Raleigh, Durham, and Chapel Hill and is adjacent to Research Triangle Park.  The site is zoned as part of the Alston Regional Activity Center to support up to 705,000 square feet of retail space, in addition to office space and either residential units or a hotel.  The Company intends to contribute this asset into a joint venture prior to the commencement of construction, in which it expects to retain a minority interest.

Distributions

On May 4, 2006, the Board of Trustees declared a quarterly cash distribution of $0.1875 per common share for the quarter ended June 30, 2006 to shareholders of record as of July 6, 2006.  This distribution was paid on July 18, 2006.

On August 3, 2006, the Board of Trustees declared a quarterly cash distribution of $0.195 per common share for the quarter ending September 30, 2006 to shareholders of record as of October 5, 2006. This distribution will be paid on October 17, 2006. The increase in the dividend represents a four percent increase on an annualized basis.

Earnings Guidance

The Company is providing revised FFO guidance for the fiscal year ended December 31, 2006 in the range of $1.14 to $1.19 per diluted share.  Following is a reconciliation of the calculation of net income per share to FFO per share:

Guidance Range for 2006	Low	High

Net income per share	$0.29	$0.33
Limited Partners’ interests in Operating Partnership	0.09	0.10
Loss on sale of operating property	0.01	0.01
Depreciation and amortization of consolidated entities	0.74	0.74
Depreciation and amortization of unconsolidated entities	0.01	0.01

Funds From Operations	$1.14	$1.19

Earnings Conference Call

Management will host a conference call on Tuesday, August 8, 2006, at 10:30 a.m. EDT to discuss financial results for the quarter ended June 30, 2006.  A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com.  The dial-in numbers are (877) 407-8035 for domestic callers and (201) 689-8035 for international callers.  After the live webcast, the call will remain available on Kite Realty Group Trust’s website through November 10, 2006.  In addition, a telephonic replay of the call will be available until September 10, 2006.  The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers.  Please use account number 286 and reservation code 208413 for the telephonic replay.

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States.  The Company owns interests in a portfolio of operating retail properties, retail properties under development, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor

Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO estimate), whether as a result of new information, future events or otherwise.

###

Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

	June 30, 2006	December 31, 2005

Assets:
Investment properties, at cost:
Land	$169,513,693	$172,509,684
Land held for development	61,341,811	51,340,820
Buildings and improvements	481,030,140	485,129,649
Furniture, equipment and other	5,426,138	5,675,980
Construction in progress and other	120,753,907	65,903,868

	838,065,689	780,560,001
Less: accumulated depreciation	(52,455,552)	(41,825,911)

	785,610,137	738,734,090
Cash and cash equivalents	10,750,083	15,208,835
Tenant receivables, including accrued straight-line rent, net of allowance for bad debts	14,898,601	11,302,923
Other receivables	13,961,902	6,082,511
Investments in unconsolidated entities, at equity	1,164,978	1,303,919
Escrow deposits	7,706,098	6,718,198
Other assets	23,424,530	19,879,330

Total Assets	$274,139,203	$799,229,806

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$439,156,807	$375,245,837
Accounts payable and accrued expenses	32,702,300	30,642,822
Deferred revenue and other liabilities	27,109,721	25,369,152
Minority interest	4,431,111	4,847,801

Total Liabilities	503,399,939	436,105,612
Commitments and contingencies
Limited Partners’ interests in operating partnership	79,977,187	84,244,814
Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common Shares, $.01 par value, 200,000,000 shares authorized, 28,808,483 shares and 28,555,187 shares issued and outstanding, respectively	288,085	285,552
Additional paid in capital	290,623,080	288,976,563
Unearned compensation	—	(808,015)
Accumulated other comprehensive income	677,878	427,057
Accumulated deficit	(17,449,840)	(10,001,777)

Total shareholders’ equity	857,516,329	278,879,380

Total Liabilities and Shareholders’ Equity	$857,516,329	$799,229,806

Kite Realty Group Trust
Condensed Consolidated Statements of Operations
For the Three Months and Six Months Ended June 30
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Revenue:
Minimum rent	$16,509,839	$13,346,462	$32,244,511	$25,877,090
Tenant reimbursements	4,417,611	2,871,856	8,113,484	5,495,044
Other property related revenue	944,966	407,589	1,996,667	1,356,089
Construction and service fee revenue	9,036,996	5,590,667	16,933,932	8,679,643
Other income, net	31,312	79,894	85,188	92,458

Total revenue	30,940,724	22,296,468	59,373,782	41,500,324
Expenses:
Property operating	3,274,984	2,451,267	6,309,158	5,179,357
Real estate taxes	3,122,720	1,874,849	5,629,634	3,373,230
Cost of construction and services	7,899,325	4,390,955	15,084,689	7,299,339
General, administrative, and other	1,601,176	1,277,102	2,944,713	2,509,371
Depreciation and amortization	7,842,914	5,356,577	15,365,149	10,175,910

Total expenses	23,741,119	15,350,750	45,333,343	28,537,207

Operating income	7,199,605	6,945,718	14,040,439	12,963,117
Interest expense	(4,615,175)	(4,742,869)	(9,185,167)	(8,501,303)
Loss on sale of asset	(764,008)	—	(764,008)	—
Income tax benefit of taxable REIT subsidiary	150,303	—	137,016	—
Minority interest in income of consolidated subsidiaries	(37,986)	(51,930)	(75,510)	(92,949)
Equity in earnings of unconsolidated entities	61,749	126,556	149,722	202,351
Limited Partners’ interests in the continuing operations of the Operating Partnership	(454,117)	(701,701)	(989,574)	(1,394,377)

Income from continuing operations	1,540,371	1,575,774	3,312,918	3,176,839
Discontinued operations, net of Limited Partners’ interests	—	175,166	—	388,760

Net income	$1,540,371	$1,750,939	$3,312,918	$3,565,599

Income per common share - basic:
Continuing operations	$0.05	$0.08	$0.12	$0.17
Discontinued operations	—	0.01	—	0.02

	$0.05	$0.09	$0.12	$0.19

Income per common share - diluted:
Continuing operations	$0.05	$0.08	$0.12	$0.17
Discontinued operations	—	0.01	—	$0.02

	$0.05	$0.09	$0.12	$0.19

Weighted average Common Shares outstanding - basic	28,690,680	19,148,267	28,631,389	19,148,267

Weighted average Common Shares outstanding - diluted	28,802,913	19,262,581	28,753,591	19,262,822

Dividends declared per common share	$0.1875	$0.1875	$0.3750	$0.3750

Kite Realty Group Trust
Funds From Operations
For the Three and Six Months Ended June 30, 2006 and 2005
(Unaudited)

	Three Months Ended June 3		Six Months Ended June 3

	2006	2005	2006	2005

Net income	$1,540,371	$1,750,939	$3,312,918	$3,565,599
Loss on sale of asset, net of tax	458,405	—	458,405	—
Add Limited Partners’ interests in income	454,117	779,669	989,574	1,564,759
Add depreciation and amortization of consolidated entities and discontinued operations, net of minority interest	7,750,309	5,450,335	15,179,002	10,364,038
Add depreciation and amortization of unconsolidated entities	99,651	79,465	201,670	148,631

Funds From Operations of the Kite Portfolio (1)	10,302,853	8,060,408	20,141,569	15,643,027
Less Limited Partners’ interests in FFO	(2,351,423)	(2,474,545)	(4,623,375)	(4,771,123)

Funds From Operations allocable to the Company (1)	$7,951,430	$5,585,863	$15,518,194	$10,871,904

Basic FFO per share of the Kite Portfolio	$0.28	$0.29	$0.54	$0.57

Diluted FFO per share of the Kite Portfolio	$0.28	$0.29	$0.54	$0.57

Basic weighted average common shares outstanding	28,690,680	19,148,267	28,631,389	19,148,267

Diluted weighted average common shares outstanding	28,802,913	19,262,581	28,753,591	19,262,822

Basic weighted average common shares and units outstanding	37,205,848	27,644,198	37,198,019	27,538,947

Diluted weighted average common shares and units outstanding	37,318,081	27,758,512	37,320,221	27,653,503

(1)

“Funds From Operations of the Kite Portfolio” represents 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds From Operations allocable to the Company” reflects a reduction for the Limited Partners’ diluted weighted average interests in the Operating Partnership.